UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2024

NEWMARKET CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	1-32190	20-0812170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 South Fourth Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 788-5000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	NEU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 22, 2024, NewMarket Corporation (the “Company”) entered into a credit agreement for a new $900 million revolving credit facility (the “Revolving Credit Agreement”) among the Company, the Foreign Subsidiary Borrowers that may from time to time be party thereto (such subsidiaries, collectively with the Company, the “Borrower”), Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, and the other lenders party thereto. The revolving credit facility matures on January 22, 2029 and includes a $500 million sublimit for multicurrency borrowings, an initial letter of credit sublimit of $25 million and a $20 million sublimit for swingline loans. The Revolving Credit Agreement includes an expansion feature allowing the Company, subject to certain conditions, to request an increase in the aggregate amount of the revolving credit facility or obtain incremental term loans in an amount up to $450 million. The Company may also request an extension of the maturity date as provided for in the Revolving Credit Agreement.

On January 22, 2024, the Company also entered into a credit agreement for a $250 million term loan (the “Term Loan Credit Agreement” and, together with the Revolving Credit Agreement, the “Credit Agreements”) among the Company, Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, and the other lenders party thereto. The term loan matures on January 22, 2026. The Company is required to repay the principal amount borrowed under the term loan in full at maturity. The Company may, in its sole discretion and subject to the conditions set forth in the Term Loan Credit Agreement, prepay amounts borrowed under the term loan, together with any accrued and unpaid interest, prior to maturity. Any amounts prepaid prior to maturity are not available for additional borrowings by the Company.

Borrowings under the revolving credit facility will bear interest at a variable rate equal to the Base Rate, in the case of any Base Rate Loan, Term SOFR, in the case of any Term SOFR Loan, Weekly Adjusted Term SOFR, in the case of any Term SOFR Weekly Floating Rate Loan, the Alternative Currency Term Rate, in the case of any Alternative Currency Term Rate Loan, or the Alternative Currency Daily Rate, in the case of any Alternative Currency Daily Rate Loan, plus, in each case, the Applicable Rate. The Applicable Rate is based, at the Company’s option, on either the Company’s Leverage Ratio or Ratings Level.

The principal amount borrowed under the term loan initially bears interest at a variable rate equal to Term SOFR plus the Applicable Rate. The Company may, in its discretion, elect for outstanding portions of the principal amount to instead bear interest at a variable rate equal to the Base Rate or Weekly Adjusted Term SOFR plus, in each case, the Applicable Rate, subject to the conditions set forth in the Term Loan Credit Agreement. Similar to the revolving credit facility, the Applicable Rate is based, at the Company’s option, on either the Company’s Leverage Ratio or Ratings Level.

The obligations under the revolving credit facility and term loan are unsecured, and the obligations under the revolving credit facility are fully and unconditionally guaranteed by the Company.

Each Credit Agreement includes certain representations, warranties, covenants and other terms and conditions customary for transactions of these types. These include negative covenants limiting the ability of the Company and its subsidiaries to, among other things: (1) incur indebtedness and create liens; (2) merge into or consolidate with any other person or permit any person to merge into or consolidate with them; (3) enter into certain transactions with affiliates; (4) make changes to their lines of business; or (5) change their fiscal years.

Each Credit Agreement also contains a financial covenant that requires the Company to maintain a consolidated Leverage Ratio of no more than 3.75 to 1.00 except during an Increased Leverage Period.

Each Credit Agreement contains certain customary events of default, including, among others: (1) failure to pay when due principal, interest or any other amounts due and payable under the applicable Credit Agreement; (2) any representation or warranty in the applicable Credit Agreement or related loan documents being incorrect in any material respect when made or deemed to have been made; (3) a breach of certain specified covenants; (4) the occurrence of any event or condition resulting in any Material Indebtedness becoming due prior to its schedule maturity or subject to acceleration; (5) the occurrence of certain ERISA events, bankruptcy and insolvency events or the occurrence of a Change of Control; (6) an inability of the Borrower or any Material Subsidiary to pay its debts as they become due; (7) certain judgments being rendered against the Company or any Subsidiary and remaining undischarged for a certain period; (8) a material provision of any of the applicable Credit Agreement or related loan documents ceasing to be valid, binding and enforceable in accordance with its terms; or (9) the subordination provisions of any Subordinated Indebtedness ceasing to be in full force and effect. If any event of default occurs and is not cured within applicable grace periods set forth in the applicable Credit Agreement or waived by lenders, the applicable Administrative Agent may immediately terminate all commitments under the applicable Credit Agreement and declare all amounts outstanding due and immediately payable.

Capitalized terms used and not defined in the description above have the meanings assigned in the applicable Credit Agreement.

Bank of America, N.A. and several of the lenders under each Credit Agreement and their affiliates have or may in the future have various relationships with the Company and its subsidiaries involving the provision of financial services, including investment banking, commercial banking, advisory, cash management, custody and trust services, for which they have received customary fees.

The foregoing summary of each Credit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the terms of the applicable Credit Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the Company’s entry into the Credit Agreements, the Company terminated its former revolving credit facility and the related credit agreement, dated as of March 5, 2020 (as subsequently amended, the “Former Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers (as defined in the Former Credit Agreement) party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A., as Syndication Agent. Upon termination, the Company repaid the approximately $715 million outstanding under the Former Facility, plus accrued and unpaid interest. The Company was not obligated to pay any early termination or prepayment penalties. The amounts outstanding under the Former Credit Agreement were principally incurred in connection with the Company’s previously disclosed acquisition on January 16, 2024 of all issued and outstanding ownership units of AMPAC Intermediate Holdings, LLC, the ultimate parent company of American Pacific Corporation.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information disclosed in Item 1.01 above is incorporated herein by reference.

On January 22, 2024, the Company borrowed the entire $250 million available under the Term Loan Credit Agreement and approximately $465 million under the Revolving Credit Agreement. The Company used these proceeds to repay the amounts outstanding under the Former Credit Agreement as described in Item 1.02 above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1*	Credit Agreement, dated as of January 22, 2024, among NewMarket Corporation, the Foreign Subsidiary Borrowers party thereto, Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, and the Lenders party thereto.

Exhibit 10.2*	Term Loan Credit Agreement, dated as of January 22, 2024, among NewMarket Corporation, Bank of America, N.A. as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, and the Lenders party thereto.

Exhibit 104	Cover Page Interactive Data File (Embedded within the inline XBRL document).

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2024

NEWMARKET CORPORATION

By:	/s/ William J. Skrobacz
William J. Skrobacz
Vice President and Chief Financial Officer